Exhibit 10.52

AGREEMENT AND RELEASES
THIS AGREEMENT is dated March 31, 2013 by and between Michael S. Gunter (“Mr. Gunter”), who resides in Winston-Salem, North Carolina, and Arrhythmia Research Technology, Inc. (“ART”), with its principal place of business located in Fitchburg, Massachusetts.
WHEREAS, Mr. Gunter was employed as the Interim President and Chief Executive Officer of ART and its subsidiaries, Micron Products, Inc. and RMDDxUSA Corp. (collectively referred to herein as “the Companies”), which employment ended on March 31, 2013;
WHEREAS, Mr. Gunter was a member of the Companies' boards of directors until March 25, 2013, on which date he resigned from those positions;
WHEREAS, ART is willing to provide to Mr. Gunter a final payment (the “Completion Payment”) in connection with the end of his employment by the Companies; and
WHEREAS, Mr. Gunter acknowledges that the Completion Payment is being provided to him by ART is in addition to any other payment of benefits to which he might otherwise be entitled as a result of the end of his employment;
NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth, the parties hereto mutually agree as follows:
1.    Subject to the provisions of this Agreement, ART shall pay Mr. Gunter the Completion Payment, the total gross amount of which is Twenty Thousand Dollars ($20,000.00), in one lump sum. That payment shall be subject to and reduced by regular payroll taxes and withholding. ART shall make that payment within seven (7) days following the expiration of the seven-day revocation period set forth in Section 6 below. The payment of the Completion Payment to Mr. Gunter shall be a complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Companies to Mr. Gunter, including, without limitation, all claims for back wages, salary, vacation pay, incentive pay, bonuses, reimbursement of expenses, any and all other forms of compensation or benefits, attorneys' fees, or other costs or sums.
2.    The Companies will not oppose any claim by Mr. Gunter to obtain unemployment compensation benefits.
3.    It is understood and agreed by Mr. Gunter that this Agreement and any payment made or action taken pursuant to this Agreement do not constitute and are not to be construed as an admission by the Companies of liability of any kind to Mr. Gunter or that any action taken with respect to Mr. Gunter was unlawful or wrongful.
4.    In consideration of the foregoing, Mr. Gunter, for himself, his heirs, administrators, executors and assigns, with full understanding of the content and legal effect of this release, hereby releases, discharges and covenants not to sue or commence or prosecute proceedings against the Companies or any of their related or affiliated entities, and its or their officers, partners, directors, shareholders, members, agents, employees, attorneys, successors and assigns (individually and in their representative capacities, all of the foregoing being referred to herein as the “Releasees”), from and with respect to any and all debts, claims, demands, damages and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which Mr. Gunter now has or ever had against the Releasees, arising to the date of this Agreement, including without limitation on the foregoing, those arising out of or in any manner relating to Mr. Gunter's employment by the Companies, or the end of such employment, or those arising from any other dealings with Releasees, including, without limitation, any claim for reinstatement, back or future pay, bonuses, fringe benefits, medical expenses, relocation expenses, outplacement services, attorneys' fees, expenses, or compensatory, consequential or exemplary damages; including, but not limited to, any claim, complaint, charge or lawsuit under any of the following statutes or orders: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Equal Pay Act of 1963, the Americans with Disabilities Act, the Employee Retirement

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Exhibit 10.52

Income Security Act, the Rehabilitation Act of 1973, Executive Order 11246, the Massachusetts Fair Employment Practices Act (General Laws Ch.151B), the Massachusetts Equal Pay Act (General Laws Ch.149, §105A), the Massachusetts Civil Rights Act (General Laws Ch.12, §§11H, 11I), the Massachusetts Equal Rights Act (General Laws Ch.93, §§102, 103), and state and federal laws regarding the payment of wages laws, including but not limited to the Fair Labor Standards Act (29 U.S.C. §201, et seq.), M.G.L. Chapter 149, Section 148, et. seq. and M.G.L. Chapter 151, Section 1, et seq., and any other state, federal or municipal law, statute, public policy, order, or regulation affecting or relating to the claims or rights of employees; including any and all claims and suits in tort or contract.
The recitation of specific claims in the second and third paragraphs of this Section is without prejudice to the general release in the first paragraph of this Section and is not intended to limit the scope of the general release.
This Release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.
5.    In consideration of the foregoing, the Companies and their officers and directors release and forever discharge Mr. Gunter from and with respect to any and all debts, claims, demands, damages and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which the Companies and/or their officers and directors now have or ever had against Mr. Gunter, arising to the date of this Agreement, including without limitation on the foregoing those arising out of or in any manner relating to Mr. Gunter's employment by the Companies or the end of his employment by the Companies, or those arising from any other dealings between the Companies and Mr. Gunter, and including any and all claims and suits in contract or tort; up to and including the date of this Agreement. This release of claims shall not include any claims (a) regarding conversion, embezzlement, fraud or theft, or (b) arising solely after the execution of this Agreement, or (c) arising from a breach of this Agreement.
6.    Waiver of Rights and Claims Under the ADEA. Since Mr. Gunter is 40 years of age or older, he is hereby informed, in writing, that he has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended (ADEA).
(a)No Waiver of Claims Arising after Execution of Agreement. Mr. Gunter understands and agrees that he is not waiving any rights or claims under the ADEA that may arise after the date this Agreement is executed.
(b)Knowing and Voluntary. Mr. Gunter agrees that he has carefully read and fully understands all of the provisions of this Agreement, and that he knowingly and voluntarily agrees to all of the terms set forth in this Agreement. Mr. Gunter acknowledges that in entering into this Agreement, he is not relying on any representation, promise or inducement made by ART or its attorneys, with the exception of those promises described in this document.
(c)Review. Mr. Gunter understands that he has twenty-one (21) days in which to consider this Agreement prior to signing it, but may waive all or part of the review period if he chooses. Mr. Gunter acknowledges that any changes to this Agreement, material or otherwise, do not restart the 21-day review period.
(d)Revocation. Mr. Gunter understands further that, once he has signed this Agreement, he has seven (7) days in which to revoke it. Mr. Gunter understands that such seven‑day period is mandatory and may not be waived. Mr. Gunter understands and agrees that any notice of revocation he may wish to make must be in writing and received by ART's Chairman of the Board, E.P. Marinos, within the seven-day revocation period. Mr. Gunter further understands that the Agreement does not become effective or enforceable and that no payment will be made under the Agreement until the seven-day revocation period has expired.
(e)Effective Date. The Effective Date of this Agreement will be the eighth day after Mr. Gunter signs it. If the ART does not receive Mr. Gunter's written notice that he is exercising his right of

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Exhibit 10.52

revocation within the seven-day revocation period, the Agreement will automatically become effective as of the Effective Date.
7.    Mr. Gunter currently holds options to purchase 10,000 shares of common stock of ART at a purchase price of $5.73 per share, which options vest over a five year period beginning on June 3, 2011, pursuant to the 2010 Equity Incentive Plan (the “Plan”).  As of the date hereof, 2,000 options are vested, and 8,000 options remain unvested.  Mr. Gunter relinquishes all rights to his unvested options and agrees that the vested options shall expire June 30, 2013, which is three months from Mr. Gunter's last day of employment and association with ART, pursuant to Section 7(c) of the Plan.
8.    Mr. Gunter is aware that the Companies develop and utilize, and that he has had access to, valuable technical and nontechnical trade secrets and confidential information including, but not limited to, knowledge, information and materials about the Companies' trade secrets, methods of operation, products, manufacturing processes, customer lists, customers or clients, suppliers, services, know-how, software development, business plans and confidential information about financial, marketing, pricing, compensation and other proprietary matters relating to ART, all of which constitutes a valuable part of the Companies' assets, which the Companies seek to protect. Accordingly, Mr. Gunter shall not at any time disclose or make known to any person (other than as may be required by law), or use for his own or another's account or benefit, any such confidential information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Mr. Gunter. This Agreement shall not prohibit Mr. Gunter from using any general skills and knowledge which he acquired during his employment with ART.
9.    Mr. Gunter represents and warrants that he has returned to ART any and all property of ART, including any files, books, manuals, keys, software, files, documents or equipment, which was in his possession, custody or control. Mr. Gunter also represents and warrants that he has deleted any and all software and electronically-stored data which is the property of ART and which may be contained on his home computer.
10.    Mr. Gunter agrees not to disclose the existence, provisions, terms or conditions of this Agreement to any person, unless required by law or compelled by legal process, except that disclosure may be made by Mr. Gunter to his immediate family, attorney and/or tax advisor and/or as may be necessary for him to seek unemployment benefits. The continued confidentiality of this Agreement and its terms is of the essence.
11.    Mr. Gunter agrees not to take any action or make any statement, written or oral, which (1) disparages or criticizes the Companies (including, without limitation, their management, directors, investors or any other parties involved in a business relationship with the Companies), or (2) disparages or criticizes the Companies' practices. For purposes of this paragraph, such prohibited actions or statements include, without limitation, any action or statement that would (a) harm the reputation of the Companies with its current and prospective customers, distributors, suppliers, other business partners or the public; or (b) interfere with existing contractual or employment relationships with current and prospective customers, suppliers, distributors, other business partners or the Companies' employees. The Companies agree to instruct their boards of directors, senior managers and executive officers not to make any disparaging, critical or otherwise detrimental comments to any person or entity concerning Mr. Gunter; provided, however, that nothing in this provision shall preclude the Companies, their boards of directors, senior managers and/or executive officers from providing truthful information or testimony concerning Mr. Gunter as may be required by law or regulation.
12.    This Agreement shall be binding upon Mr. Gunter, ART and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of Mr. Gunter, ART and the Releasees and each of them, and to their respective heirs, administrators, representatives, executors, successors and assigns.

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13.    If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement will be deemed severable, will not be affected, and will remain in full force and effect.
14.    Each of the Parties agrees that he or it has carefully read and fully understands all of the provisions of this Agreement, and that he or it knowingly and voluntarily agrees to all of the terms set forth in this Agreement. Mr. Gunter acknowledges that in entering into this Agreement, he is not relying on any representation, promise or inducement made by ART or its attorneys, with the exception of those promises described in this document.
15.    This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.
16.    Opportunity to Consult Legal Counsel. The Parties agree that by this Agreement they have been advised, in writing, to consult with legal counsel, or any other person of their choosing, before signing the Agreement, and acknowledge that they have so consulted. Mr. Gunter acknowledges that he has not been subjected to any undue or improper influence interfering with the exercise of his free will in deciding whether to consult with counsel prior to his signing this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal, as of the day and year first above written.

WITNESSES:                 ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
    By /s/ E.P. Marinos
     E. P. Marinos
     Chairman of the Board

Dated: April 2, 2013

/s/ Michael S. Gunter
Michael S. Gunter

                     Dated: April 1, 2013

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